Exhibit 99.2

AMENDMENT

TO THE

APIARY INC.

2014 STOCK PLAN

Effective January 22, 2015, the Apiary Inc. 2014 Stock Plan (the “Plan”), is hereby amended in accordance with Section 14 of the Plan by approval of the Board of Directors of Apiary Inc. (the “Company”) and holders of at least a majority of the Company’s voting securities within one year of this Amendment as follows:

1.	The first sentence of Section 3 of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions of Section 10 below, the maximum aggregate number of Shares that may be issued under the Plan is 501,656 Shares, all of which Shares may be issued under the Plan pursuant to Incentive Stock Options.

2.	Any inconsistent provisions of the Plan shall be read consistent with this amendment.

3.	Except as amended above, each and every other provision of the Plan, as it previously may have been amended, shall remain in full force and effect without change or modification.

IN WITNESS WHEREOF, the Company has executed this Amendment to the Plan, and such Amendment has become effective as of January 22, 2015.

Apiary, Inc.

By:	/s/ Jakub Nešetřil
Name: Jakub Nešetřil Title: President and CEO